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                                                                      EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 16, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 16, 2002, of Butler Manufacturing Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with Butler Manufacturing Company's statement that the change was approved by the Board of Directors.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP